UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-2

Box, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3) (4)	Filing Party: Date Filed:

On August 30, 2021, Box, Inc. (the “Company”) distributed a letter to stockholders in connection with the Company’s 2021 annual meeting of stockholders. A copy of the letter can be found below.

August 30, 2021Dear Fellow Stockholder, This is a critical moment in Box’s evolution — one that requires you to make an important decision that will affect the future value of your investment in the company and to act NOW. Over the past several weeks, the Box team has been delivering a clear message: The Box of today is not the Box of 2019. We have a significantly refreshed Board, are in the strongest financial position in our history and have a clearly defined plan to capture one of the largest markets in software. The strategy we are executing and the actions we are taking are working. Box’s future is bright.To ensure this momentum continues, we urge you to vote today “FOR ALL” of Box’s three highly qualified director nominees on the BLUE proxy card. All of our nominees are critical to Box’s success and bring diverse skillsets, proven track records of helping public companies drive disciplined growth, profitability, and stockholder value, and significant SaaS industry expertise. Do not let Starboard derail Box’s positive trajectory by replacing these three critical members of our Board.

Leading Independent Proxy Advisor Recommends Voting on the BLUE Proxy CardLeading independent proxy advisory firm ISS, whose clients include thousands of institutional investors and pension funds, recommends that you vote on Box’s BLUE proxy card, reflecting its belief that Box’s Board and management team are overseeing significant improvement and that we have the right team in place to drive stockholder value.“Since the 2020 settlement with the dissident and the formation of the operating committee, the company appears to have made significant progress on the margin side over the past several quarters. While the revenue metrics are taking longer to improve, the company’s assertion that there are green shoots appears fair, particularly in the most recent quarters, as evidenced by the improvements in net retention rate and large deal growth.”“Given the level of collaboration in the initial stages of the dissident’s involvement, it is unclear what incremental benefit the dissident’s presence on the board would impart at this stage. The nominees who joined the board as a result of the settlement appear credible, experienced, and engaged, and they have expressed conviction in the company’s strategy.”

Vote Today! Protect The Value of Your Investment With our September 9 Annual Meeting fast approaching, it is extremely important that you vote as soon as possible, no matter how many or how few shares you own — please see the information box below. The current Box Board is best positioned to guide the company’s strategy, with the expertise necessary to successfully deliver Box’s vision and drive enhanced stockholder value. The Box Board is singularly focused on executing and delivering value for all of our stockholders. Do not let Starboard derail Box’s positive trajectory by replacing three critical members of our Board. We strongly urge you to protect the value of your investment and vote the BLUE proxy card today “FOR ALL” three of Box’s director nominees. Sincerely, Box Board of Directors

TIME IS SHORT YOUR VOTE IS IMPORTANT - PLEASE VOTE BY TELEPHONE OR BY INTERNET TODAY!To ensure that your shares are represetned, simply follow the easy instructions on the enclosed BLUE proxy card to vote by telephone or by internet today. If you received this letter by email, you may also vote by pressing the BLUE “VOTE NOW” button in the accompanying email. Finally, if you are voting through your brokerage firm’s website, please be careful to vote using the “Management” option rather than “Opposition.”Remember — please do not vote using any White proxy card materials provided on behalf of Starboard — even as a “protest vote.” Any vote using the White proxy card will revoke your prior vote on a BLUE proxy card, and only your latest-dated proxy counts.If you have questions about how to vote your shares, please call the firm assisting us with the solicitation of proxies, INNISFREE M&A INCORPORATED, AT: 1 (877) 750-8233 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 (from other locations)Important Additional Information and Where to Find It Box has filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”), an accompanying BLUE proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from Box stockholders for Box’s 2021 Annual Meeting of Stockholders. BOX STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ BOX’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the Proxy Statement, an accompanying BLUE proxy card, any amendments or supplements to the Proxy Statement and other documents that Box files with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” subsection of the “Financial Information” section of Box’s Investor Relations website at www.boxinvestorrelations.com or by contacting Box’s Investor Relations department at ir@box.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.